Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of June 17, 2024, the “Effective Date”), by and between Autonomix Medical, Inc., a Delaware corporation (the “Company”), and Brad Hauser (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”) having his office at such location of his choosing.

WITNESSETH:

WHEREAS, the Company desires to hire Executive and to employ him as the Company’s Chief Executive Officer and President (“CEO”) commencing June 17, 2024 (the “Start Date”), and the Parties desire to enter into this Agreement embodying the terms of such employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Title and Job Duties.

(a)          Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as Chief Executive Officer and President. Executive shall report directly to the Board of Directors of the Company (the “Board”).

(b)         Executive accepts such employment and agrees, during the term of his employment, to devote his business and professional time and energy to the Company and agrees faithfully to perform his duties and responsibilities in an efficient, trustworthy and business-like manner. Executive also agrees that the Board shall determine from time to time such other duties as may be assigned to him. Executive’s primary place of business shall be his home office, currently located in Los Altos Hills, California. Executive agrees to carry out and abide by such directions of the Board.

(c)         Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder in a manner which interferes with Executive’s ability to perform hereunder. The foregoing limitation shall not apply to Executive’s involvement in associations, charities and service on another entity’s board of directors, provided such involvement does not interfere with Executives responsibilities (and as it pertains to any service on another entity’s board of directors, provided such action is preapproved by the Company).

2.	Salary and Additional Compensation.

(a)        Base Salary. The Company shall pay to Executive an annual base salary (“Base Salary”) of $450,000 in accordance with the Company’s normal payroll procedures. The Compensation Committee shall review the Executive’s Base Salary no less than annually and may increase (but not decrease) such Base Salary during the term of this Agreement.

(b)         Annual Bonus. Commencing with the year ending March 31, 2025, Executive will be entitled to receive an annual cash bonus (the “Annual Bonus”), payable with respect to each compensation year of the Term subsequent to the issuance of the Company’s final audited financial statements for such year. The target Annual Bonus for the year ending March 31, 2025 will be 60% of Base Salary. The final determination on the amount, if any, of the Annual Bonus will be made by, and in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Board”) (or the Board, if such committee has not been established or has been dissolved), based on criteria established by the Compensation Committee of the Board (or the Board, if such committee has not been established or has been dissolved). For the compensation year (the “compensation year” shall initially be the Company’s fiscal year, and is subject to change by the Company) in which Executive commences employment with the Company, Executive will be entitled to receive an Annual Bonus which is prorated based on the number of days from the Effective Date until the end of the fiscal year divided by 365.

(c)          Option Grant. Contemporaneous with the Executive’s execution of this Agreement, Executive will receive a grant (the “Stock Option Grant”) of stock options (the “Stock Options”) to purchase 900,000 shares of the Company’s common stock at an exercise price per share equal to the closing price per share on the later of the Executive’s employment commencement date or approval by the Compensation Committee of the Board of Directors. The Stock Options shall have a term of ten years and shall vest in four (4) equal installments (or 225,000 shares each installment) on each of the succeeding four annual anniversary dates of option agreement date (i.e. the first such installment shall vest on the first annual anniversary of the Effective Date of the option agreement), provided Executive remains continuously employed by Company through each such vesting date. The Stock Option Grant shall be made pursuant to the Autonomix Medical, Inc. 2023 Stock Plan (the “Stock Plan”), and shall in all respects be subject to the terms and conditions of such plan. The vesting of the Stock Option Grant shall be accelerated upon a Change in Control (as defined in the Stock Plan) or Executive’s termination of employment by the Company without Cause or by Executive with Good Reason.

(d)          Annual Option Grant. For each compensation year during the Term commencing with the March 31, 2024-2025 fiscal year, Executive will be entitled to receive an annual option grant under the Stock Plan (the "Annual Grant"), subject to the availability of shares of common stock under the Stock Plan, within ninety (90) days of the completion of such compensation year, provided Executive is employed by the Company on such date. The target number of shares for each Annual Grant (excluding the initial Annual Grant, which shall be discussed in good faith between Executive and representatives of the Board) shall be the Target Annual Shares (as defined below). The Annual Grant will be calculated based on goals and objectives approved by the Compensation Committee of the Board (or the Board, if such committee has not been formed or has been dissolved). The Target Annual Shares shall be defined as (a) $1,000,000, divided by (b) the then-applicable Black-Scholes value for an option to purchase a single share of the Company’s common stock at the applicable exercise price. The Annual Grant shall have a term of ten years and shall vest in four (4) equal installments on each of the succeeding four anniversary dates of the date of grant, provided Executive remains continuously employed by Company through each such vesting date. The Annual Grant shall be made pursuant to the Stock Plan, and shall in all respects be subject to the terms and conditions of such plan. The vesting of the Annual Grant shall be accelerated upon a Change in Control or Executive’s termination of employment by the Company without Cause or by Executive with Good Reason. The final determination on the amount, if any, of the Annual Grant will be made by, and in the sole discretion of, the Compensation Committee (or the Board, if such committee has not been formed or has been dissolved).

(e)        Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable association fees, professional related expenses (certifications, licenses and continuing professional education) and business expenses properly and necessarily incurred and paid by Executive in the performance of his duties under this Agreement, including without limitation all travel expenses to and from his designated office as set forth in the opening paragraph of this Agreement, upon his presentment of detailed receipts in the form required by the Company’s policy. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by the Executive. In no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by the Executive.

(f)          280G. In the event that any payments or benefits provided to Executive under this Agreement or any other agreement with the Company would trigger the excise tax under Section 4999 of the Internal Revenue Code or any similar provision, the Company shall provide Executive with a gross-up payment to ensure that, after payment of all taxes (including the excise tax, federal, state, and local income taxes, and employment taxes) imposed on the gross-up payment, Executive receives a net amount equal to the payments or benefits Executive would have received if the excise tax didn't apply. This provision ensures that Executive is fully compensated for any tax liabilities resulting from such payments or benefits.

3.	Benefits.

(a)          Vacation and Sick Leave. Executive shall be entitled to four (4) weeks of vacation per year and six (6) days of sick leave per year, which shall accrue at a pro rata rate per pay period.

(b)         Health Insurance and Other Plans. Executive shall be eligible to participate in the Company’s medical, dental and other employee benefit programs, if any, that are provided by the Company for its employees at Executive’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time.

4.          Term. The term of employment under this Agreement (the “Term) shall be for a three-year period commencing on the Effective Date (unless ending earlier pursuant to Section 5) and shall be automatically extended for an additional consecutive twelve (12)-month period on the anniversary of the Effective Date and each subsequent anniversary thereof, unless and until the Company or Executive provides written notice to the other party not less than ninety (90) days before such anniversary date that such party is electing not to extend the Term, in which case the Term shall end at the expiration of the Term as last extended, unless sooner terminated as set forth below. Following any such notice by the Company of its election not to extend the Term, (a) Executive may terminate his employment at any time prior to the expiration of the Term by giving written notice to the Company at least thirty (30) days prior to the effective date of termination, and (b) upon the earlier of such effective date of termination or the expiration of the Term, Executive shall be entitled to receive the same severance benefits as are provided upon a termination of employment by the Company without Cause as described in Section 6(a) and Section 6(d).

5.	Termination.

(a)           Termination at the Company’s Election.

(i)           For Cause. At the election of the Company, Executive’s employment may be terminated at any time for Cause (as defined below) upon written notice to Executive given pursuant to Section 11 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to, or is convicted of an act which is defined as a felony under federal or state law, or is indicted or formally charged with acts involving criminal fraud or embezzlement; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in substantiated fraud, misappropriation or embezzlement against the Company; (D) engages in any inappropriate or improper conduct that causes material harm to the Company; or (E) materially breaches any term of this Agreement. With respect to subsection (E) of this section, to the extent such material breach may be cured, the Company shall provide Executive with written notice of the material breach and Executive shall have thirty (30) days to cure such breach.

(ii)          Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment may be terminated: (A) should Executive have a physical or mental impairment that substantially limits a major life activity and Executive is unable to perform the essential functions of his job with or without reasonable accommodation (“Disability”); (B) upon Executive’s death; or (C) with ninety (90) days prior written notice, at any time without Cause for any or no reason.

(b)          Termination at Executive’s Election; Good Reason Termination. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason (“Voluntary Resignation”), provided that upon notice of resignation, the Company may terminate Executive’s employment immediately and pay Executive thirty (30) days’ Base Salary in lieu of notice. Furthermore, the Executive may terminate this Agreement for “Good Reason,” which shall be deemed to exist: (i) if the Company’s Board of Directors or that of any successor entity of Company, fails to appoint or reappoint the Executive or removes the Executive as the CEO of the Company; (ii) if Executive is assigned any duties materially inconsistent with the duties or responsibilities of the CEO of the Company as contemplated by this Agreement or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith; (iii) Executive is required to move his primary place of business more than 30 miles from his home office, or (iv) a material breach by the Company of this Agreement. Good Reason shall not exist hereunder unless the Executive provides notice in writing to the Company of the existence of a condition described above within a period not to exceed ninety (90) days of the initial existence of the condition, and with respect to subsection (iv) of this section, to the extent such material breach may be cured, the Company does not remedy the condition within thirty (30) days of receipt of such notice and Executive terminates employment for such notice within thirty (30) days after such cure period has expired if the breach was curable and has not been remedied.

(c)         Termination in General. If Executive’s employment with the Company terminates for any reason, the Company will pay or provide to Executive: (i) any unpaid Salary through the date of employment termination, (ii) any unpaid Annual Bonus for the compensation year prior to the fiscal year in which the termination occurs (payable at the time the bonuses are paid to employees generally), (iii) any accrued but unused vacation or paid time off in accordance with the Company’s policy, (iv) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable in accordance with Section 2(e), and (v) all other payments or benefits (if any) to which Executive is entitled under the terms of any benefit plan or arrangement.

6.	Severance.

(a)          Subject to Section 6(b) below, if Executive’s employment is terminated prior to the end of the Term by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive a severance payment equal to (i) twelve months of Executive's Base Salary, and (ii) one hundred percent (100%) of the target Annual Bonus for the compensation year in which such termination occurs. Such severance payment shall be made in a single lump sum on the first regularly schedule Company payroll date occurring at least ten (10) business days following Executive’s execution of the Release (as defined below), provided the Executive has executed and delivered to the Company, and has not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, in a form reasonably acceptable to the Company (the “Release”). Such general release shall be delivered by the Company on or about the date of termination and must be executed within fifty-five (55) days of termination.

(b)         If Executive’s employment is terminated prior to the end of the Term by the Company without Cause or by Executive for Good Reason, and such termination occurs within three months prior to a Change in Control or within twelve (12) months after a Change in Control (such time period, a “Change in Control Window”), Executive shall be entitled to receive, in addition to any severance pursuant to Section 6(a) above, an additional six months of Executive’s Base Salary and an additional 50% of the target Annual Bonus,.

(c)         Notwithstanding the foregoing, (i) any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and official guidance issued thereunder (“Section 409A”)) that is/are required to be made to Executive hereunder as a “specified employee” (as defined under Section 409A) as a result of such employee’s “separation from service” (within the meaning of Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid upon expiration of such six (6) month delay period; and (ii) for purposes of any such payment that is subject to Section 409A, if the Executive’s termination of employment triggers the payment of “nonqualified deferred compensation” hereunder, then the Executive will not be deemed to have terminated employment until the Executive incurs a “separation from service” within the meaning of Section 409A.

(d)          If Executive's employment is terminated prior to the end of the Term by the Company without Cause or by Executive for Good Reason, and if Executive is eligible for and elects to continue to participate in the Company’s medical and dental benefit programs pursuant to COBRA, the Company will continue to pay the same portion of Executive's medical and dental insurance premiums under COBRA as during active employment (for Executive and eligible spouse and dependents) for: (1) twelve months from Executive's cessation from employment if such termination occurs outside of a Change in Control Window; or (2) eighteen months from Executive's cessation from employment if such termination occurs within a Change in Control Window.

7.	Confidentiality Agreement.

(a)        Executive understands that during the Term he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to patent formulations, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of his duties for the Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no action of Executive. Nothing herein shall prohibit Executive from (i) reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, or from receiving a monetary recovery for information provided to such agency, (ii) testifying truthfully under oath pursuant to subpoena or other legal process or (iii) making disclosures that are otherwise protected under applicable law or regulation. However, if Executive is required by subpoena or other legal process to disclose Confidential Information, Executive first shall notify the Company promptly upon receipt of the subpoena or other notice and allow the Company the opportunity to obtain a protective order or other appropriate remedy, unless otherwise prohibited by law.

(b)        During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, cell phones, tablets, hardware, software, drawings, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Executive’s possession, custody or control.

(c)         Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment. Executive agrees that the Company owns all such Creations, conceived or made by Executive alone or with others at any time during his employment, and Executive hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. Executive understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work at the Company.

(d)         Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Appendix A to this Agreement.

(e)         During the Term, if Executive incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Appendix A, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

(f)        Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

8.	Non-solicitation.

(a)          Executive agrees that, during the Term and until twelve (12) months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or actively solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities within the nine (9) months prior to the termination of Executive’s employment, or induce any such employee to terminate his or her employment with the Company or any of its Affiliated Entities.

9.          Representation and Warranty. The Executive hereby acknowledges and represents that he has had the opportunity to consult with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. Executive represents and warrants that Executive has provided the Company a true and correct copy of any agreements that purport: (a) to limit Executive’s right to be employed by the Company; (b) to prohibit Executive from engaging in any activities on behalf of the Company; or (c) to restrict Executive’s right to use or disclose any information while employed by the Company. Executive further represents and warrants that Executive will not use on the Company’s behalf any information, materials, data or documents belonging to a third party that are not generally available to the public, unless Executive has obtained written authorization to do so from the third party and provided such authorization to the Company. In the course of Executive’s employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has with third parties, and Executive agrees to fulfill all such obligations during Executive’s employment with the Company. Executive further agrees not to disclose to the Company or use while working for the Company any trade secrets belonging to a third party.

10.         Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 7 and 8 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 7 and 8 of this Agreement.

11.           Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

If to Executive, to:

Brad Hauser

If to the Company, to:

Autonomix Medical, Inc.

21 Waterway Avenue

The Woodlands, Texas 77380

Attention: Legal

With a copy to:

Cavas S. Pavri, Esq.

ArentFox Schiff LLP

1717 K Street, NW

Washington, DC 20006

12.          Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

13.          Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

14.         Indemnification. The Company shall purchase and maintain director and officer liability insurance on such terms and providing such coverage as the Board determines is appropriate from time-to-time, and the Executive shall be covered by such insurance, pursuant to the terms of the applicable plan(s) and policy(ies), to the same extent as similarly situated officers and directors of the Company. The Company shall enter into an agreement to indemnify the Executive which agreement shall survive upon termination of this Agreement for any reason.

15.         Clawback and Recoupment Policy. The Executive acknowledges and agrees that the compensation paid pursuant to this Agreement shall be subject to any reasonable clawback or recoupment policy, which the Company may put in force to comply with any regulations and exchange standards, that the Company may have in effect from time to time.

16.         Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Santa Clara County, California.

17.        Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

18.       Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

19.         Entire Agreement. This Agreement (together with Appendix A hereto) embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

AUTONOMIX MEDICAL, INC.

By:	/s/ Walter V. Klemp
Name:	Walter V. Klemp
Title:	Executive Chairman

Agreed to and Accepted:

/s/ Brad Hauser
Brad Hauser

Date: June 17, 2024

Appendix A

None.